Exhibit 12

                 Opinion and Consent of Shearman & Sterling LLP
                     with respect a tax free reorganization

                             [Letterhead of S&S LLP]



                                 April 16, 2004

Phoenix Appreciation Fund
900 Third Avenue, 31st Floor
New York, NY 10022

Phoenix Small Cap Value Fund
101 Munson Street
Greenfield, MA 01301

Phoenix Investment Counsel, Inc.
One American Row
Hartford, CT 06102

Ladies and Gentlemen:

                  We are acting as counsel to the outside directors of Phoenix Trust, in connection with the proposed transfer of all or substantially all of the assets of Phoenix Appreciation Fund (the "Acquired Fund"), a series of Phoenix Trust, a Delaware Statutory Trust, to Phoenix Small Cap Value Fund (the "Acquiring Fund"), a series of Phoenix Investment Trust 97, a Delaware Statutory Trust, in exchange for shares of the Acquiring Fund (the "Corresponding Shares") and the assumption by the Acquiring Fund of the Acquired Fund's liabilities, pursuant to the Agreement and Plan of Reorganization, dated March 19, 2004 by and between Phoenix Investment Trust 97 on behalf of the Acquiring Fund and Phoenix Trust on behalf of the Acquired Fund (the "Agreement"). The transactions contemplated by the Agreement are referred to herein as the "Reorganization." All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement. Unless otherwise specifically indicated, all "Section" references are to the Internal Revenue Code of 1986, as amended and currently in effect (the "Code"). In connection with the filing by the Acquiring Fund of the Registration Statement on Form N-14 (the "Registration Statement"), you have asked for our opinion regarding certain United States federal income tax consequences of the Reorganization.

                  We have examined the Registration Statement relating, among other things, to the shares of the Acquiring Fund to be offered in exchange for the assets of the Acquired Fund, and containing the Prospectus and Proxy Statement relating to the Reorganization (the "Prospectus"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations of the Commission thereunder. In addition, in connection with rendering the opinion expressed herein, we have examined originals or copies of such other documents, records and instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion, including the form of the Agreement included as an exhibit to the Prospectus.

                  In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authority of each signatory, the due execution and delivery of all documents by all parties, the authenticity of all agreements, documents, certificates and instruments submitted to us as originals, the conformity of the Agreement as executed and delivered by the parties with the form of the Agreement contained in the Prospectus, and the conformity with originals of all agreements, documents, certificates and instruments submitted to us as copies.

                  In connection with rendering our opinion, we have further assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Prospectus and that the information in the Prospectus is true, correct and complete. We have relied on the representations made on behalf of the Acquiring Fund and the Acquired Fund in an Officer's Certificate, dated April 16, 2004, and we have assumed that such representations are, and will continue to be, true, correct and complete.

                  Based upon the foregoing, in reliance thereon and subject thereto, and based upon the Code, the Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service (the "IRS"), and other administrative pronouncements, all as in effect on the date hereof, we are of the opinion that the Reorganization will constitute a "reorganization" within the meaning of Section 368(a), and that:

                  1. Each of the Acquiring Fund and the Acquired Fund will be a "party to a reorganization" within the meaning of Section 368(b);

                  2. In accordance with Sections 357 and 361, no gain or loss will be recognized by the Acquired Fund as a result of the transfer of the Assets solely in exchange for the Corresponding Shares and the assumption by the Acquiring Fund of the Liabilities of the Acquired Fund or upon the distribution (whether actual or constructive) of the Corresponding Shares to the Acquired Fund shareholders, as provided for in the Agreement;

                  3. In accordance with Section 1032, no gain or loss will be recognized to the Acquiring Fund upon the receipt of the Assets in exchange for the Corresponding Shares and the assumption by the Acquiring Fund of the Liabilities of the Acquired Fund, as provided for in the Agreement;

                  4. In accordance with Section 362(b), the tax basis of the Assets in the hands of the Acquiring Fund will be the same as the tax basis of the Assets in the hands of the Acquired Fund immediately prior to the consummation of the Reorganization;

                  5. In accordance with Section 1223, the Acquiring Fund's holding period with respect to the Assets acquired by it will include the period for which the Assets were held by the Acquired Fund;

                  6. In accordance with Section 354(a)(1), no gain or loss will be recognized to the shareholders of the Acquired Fund upon the receipt (whether actual or constructive) of the Corresponding Shares in exchange for their shares of the Acquired Fund;

                  7. In accordance with Section 358, immediately after the Reorganization, the tax basis of the Corresponding Shares received (whether actually or constructively) by the shareholders of the Acquired Fund in the Reorganization will be equal, in the aggregate, to the tax basis of the shares of the Acquired Fund surrendered in exchange therefor;

                  8. In accordance with Section 1223, a shareholder's holding period for the Corresponding Shares will be determined by including the period for which the shareholder held the shares of the Acquired Fund exchanged therefor, provided that the Acquired Fund shares were held as a capital asset at the time of the exchange; and

                  9. The taxable year of the Acquired Fund will end on the effective date of the Reorganization, and, pursuant to Section 381(a) and the regulations thereunder, the Acquiring Fund will succeed to and take into account, subject to applicable limitations, certain tax attributes of the Acquired Fund, such as earnings and profits and capital loss carryovers.

                  No opinion is expressed as to any other matter, including the accuracy of the representations or the reasonableness of the assumptions relied upon by us in rendering the opinion set forth above. Our opinion is based on current United States federal income tax law and administrative practice and we do not undertake to advise you as to any future changes in such law or practice that may affect our opinion unless we are specifically retained to do so. Our opinion is not binding upon the IRS or a court and will not preclude the IRS or a court from adopting a contrary conclusion.

                                                  Very truly yours,


                                                  Shearman & Sterling LLP
                                                  /s/ Shearman & Sterling LLP


RJB/CG
MBS

NYDOCS03/719244.4